Exhibit 99.1

News Release

For Immediate Release	Contact:	978-619-1300
Tuesday February 23, 2021		Michael T. Prior
Chairman and
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer

ATN Reports

Fourth Quarter and Full Year 2020 Results

•	Fourth Quarter and Full Year Performance Demonstrates Resilience of ATN’s Telecom Services Businesses

•	Alaska Communications’ Shareholders to Vote on ATN’s Acquisition on March 12

•	Long Term Growth Strategy Focused on Developing Additional Partnership Opportunities to Leverage Operating Platform and Expertise

Beverly, MA (February 23, 2021) -- ATN International, Inc. (Nasdaq: ATNI) today reported results for the fourth quarter and full year ended December 31, 2020.

Business Review and Outlook

Commenting on results, Michael Prior, Chief Executive Officer said, “Our fourth quarter results represented a solid finish to a year of positive operating performance for ATN. In 2020, one of the more challenging business periods in recent history, our telecom operations reported a combined 19% increase in operating income and an 8% increase in EBITDA1. We attribute these results to the resilience of these businesses and the tremendous efforts of our employees, whose adoption of strict health and safety protocols enabled us to remain operational throughout the pandemic.

“Our International Telecom operations continued their steady progress in the fourth quarter resulting in strong year-on-year operating performance. Demand for broadband remained robust throughout 2020, and we were pleased to see growth in our mobile subscriber base as well. Further, we made significant strides in improving operational efficiency, which included implementing new digital solutions and processes within our businesses, enhancements to our customer experience and the implementation of electronic bill paying and other services across our markets. Our international telecom operations generated significant cash flow during the year despite the pandemic, which will help support our growth initiatives moving into 2021. We are looking ahead to further improvements in our International Telecom results as our markets continue to open back up and tourism returns to more historic levels.

“As expected, the year-on-year operating performance of our US Telecom operations declined slightly in 2020 as our business model transitions from one driven by wholesales wireless revenues to a more diversified mix of revenue from carrier services, including more tower rental, backhaul and maintenance services and growing enterprise broadband and private network services. Operating income and EBITDA1 for this segment trended lower as carrier service revenues that carry increased operating costs replaced higher margin wholesale wireless revenue. In addition, we incurred significant additional operating expenses related to the development of our early-stage private network business and the expansion of our fiber and broadband infrastructure and sales activities. The combination of these activities is likely to result in much higher US Telecom segment operating expenses in 2021 on flat aggregate annual revenue, excluding any contributions from the Alaska Communications acquisition. We believe these are critical investments in the future revenue potential in rural enterprise, wholesale and broadband, and in private networks, as we look to accelerate the transition of this business segment from a wholesale roaming operation to a broader communications infrastructure platform.

“We are enthusiastic about our pending acquisition of Alaska Communications. This transaction will provide us entry into a new domestic market and pair us with a leading communications technology infrastructure and services provider. We expect there will be significant opportunities to drive revenue synergies around fiber infrastructure expansion, as well as to offer the latest technologies to commercial customers, including next-generation managed services and private network solutions. With the expiration of the HSR antitrust waiting period without comment, we expect the transaction to close in the second half of this year, pending favorable shareholder approval at the meeting scheduled for March 12, 2021 and the receipt of additional regulatory approvals.

“ATN has a long track record of creating value as an owner and operator of communications infrastructure assets by consistently growing recurring cash flow and investing in our customer centric operating platform. We have made great progress improving and expanding that platform in recent years and our long-term growth strategy is centered on leveraging this best-in-class operating platform and working with financial partners to expand our network infrastructure under management. We will look to do this both with organic build outs of fiber, wireless and specialized networks and related services and with opportunistic strategic investments and acquisitions such as the Alaska Communications transaction,” Mr. Prior concluded.

Fourth Quarter and Full Year 2020 Results

Fourth quarter 2020 consolidated revenues of $123.7 million were up 10% compared to the prior year quarter’s revenue of $112.1 million. The operating loss and EBITDA1 for the quarter was $14.7 million and $7.5 million, respectively, and were largely impacted by a $21.5 million loss on the sale of a majority ownership position in the Company’s India-based solar business. This compares to an operating loss of $1.7 million for the prior year quarter and EBITDA1 of $22.5 million. Adjusted EBITDA2 for the quarter was $30.5 million, an increase of 7% compared to the prior year’s $28.5 million. Net loss attributable to ATN’s stockholders for the fourth quarter was $20.5 million, or $1.29 per share, compared with the prior year period’s net loss of $9.8 million, or $0.61 per share.

Consolidated revenues for the full year ended December 31, 2020 were $455.4 million and were up 4% compared the full year of 2019. Operating income for the full year ended December 31, 2020 was $9.2 million compared with $13.4 million in the prior year. EBITDA1 and Adjusted EBITDA2 for the full year was $97.5 million and $120.7 million, respectively, compared with the prior years $102.5 million and $108.9 million, respectively. Net loss attributable to ATN’s stockholders for full year 2020 was $14.1 million, or $0.89 per share, compared with the prior year period’s net loss of $10.8 million, or $0.68 per share

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

Fourth Quarter and Full Year 2020 Operating Highlights

The Company has three reportable segments: (i) International Telecom; (ii) US Telecom; and (iii) Renewable Energy.

Segment Results (in Thousands)

	Three Months Ended December 31, 2020
	International Telecom	US Telecom	Renewable Energy	Corporate and Other	Total
Revenue	$83,819	$38,700	$1,182	$-	$123,701
Operating Income (loss)	$13,946	$1,242	$(22,574)	$(7,314)	$(14,700)
EBITDA[1]	$28,112	$7,236	$(21,948)	$(5,878)	$7,522
Adjusted EBITDA[2]	$28,100	$7,211	$235	$(5,018)	$30,528
Capital Expenditures	$10,456	$12,629	$816	$760	$24,661

	Year Ended December 31, 2020
Revenue	$328,633	$122,256	$4,555	$-	$455,444
Operating Income (loss)	$58,064	$7,388	$(23,749)	$(32,523)	$9,180
EBITDA[1]	$114,348	$30,713	$(21,533)	$(26,037)	$97,491
Adjusted EBITDA[2]	$114,350	$30,689	$779	$(25,114)	$120,704
Capital Expenditures	$38,895	$29,883	$2,932	$3,613	$75,323

Segment Results (in Thousands)

	Three Months Ended December 31, 2019
	International Telecom	US Telecom	Renewable Energy	Corporate and Other	Total
Revenue	$83,079	$27,849	$1,158	$-	$112,086
Operating Income (loss)	$11,119	$2,137	$(6,492)	$(8,503)	$(1,739)
EBITDA[1]	$26,403	$8,336	$(5,456)	$(6,767)	$22,516
Adjusted EBITDA[2]	$26,598	$8,349	$146	$(6,625)	$28,468
Capital Expenditures	$8,870	$8,957	$4,265	$1,145	$23,237

	Year Ended December 31, 2019
Revenue	$324,539	$108,649	$5,534	$-	$438,722
Operating Income (loss)	$46,921	$8,064	$(7,243)	$(34,365)	$13,377
EBITDA[1]	$102,914	$31,183	$(3,938)	$(27,657)	$102,502
Adjusted EBITDA[2]	$103,095	$31,359	$1,838	$(27,426)	$108,866
Capital Expenditures	$42,030	$17,489	$6,448	$6,758	$72,725

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

In 2020 the Company restructured its presentation of revenue in the Condensed Consolidated Statement of Operations and in the Selected Segment Financial Information tables. This change is intended to better align the reporting of financial performance with views of the Company’s management and industry competitors, and to facilitate discussions with investors and analysts. As a result of the sale of a majority ownership position in the Company’s India-based solar business, beginning in the second quarter of 2021, the Company will discontinue reporting current activity under a separate “Renewable Energy” operating segment.

International Telecom

International Telecom revenues are generated by delivery of a broad range of communications services, including data, voice and video services from the Company’s fixed and mobile network operations in Bermuda and the Caribbean. International Telecom revenues were $83.8 million for the quarter, a 1% increase year-on-year mainly due to increases in fixed broadband and mobility revenues in multiple markets partially offset by lower carrier services revenues related to lower roaming traffic due to continued travel restrictions. Compared to the prior year quarter, operating income increased 25% to $13.9 million and EBITDA1 increased 6% to $28.1 million, respectively, primarily from lower operating costs in addition to the increased revenues in the quarter. During the fourth quarter of 2020 we increased the Company’s equity ownership in One Communications, the Company’s Bermuda and Cayman based subsidiary, through the purchase of an additional approximate 10% stake, increasing the Company’s total ownership to approximately 70%, which was accretive to overall Company earnings this quarter and is expected to continue to be accretive to earnings in 2021.

US Telecom

US Telecom revenues consist mainly of carrier services revenues and fixed and mobile retail revenues from the Company’s networks and operations in the western United States, as well as revenue from providing private networks for connectivity and automation to business and government customers nationwide. US Telecom segment revenues were $38.7 million in the quarter, an increase of 39% from the prior year period due mostly to $10.5 million of FirstNet construction revenues, along with increased government program-based fixed revenues partially offset by contractual reductions in carrier services revenues. Operating income and EBITDA1 for this segment of $1.2 million and $7.2 million, respectively, each decreased by approximately $1.0 million from the prior year’s quarter as a result of the revenue impact of contractual reductions in carrier services revenues and increased operating expenses.

In the fourth quarter, the Company completed and activated approximately 15% of the total sites related to the network build portion of its FirstNet Agreement. Although pandemic-related restrictions delayed the overall timing of the build, the Company expects approximately 65% of the total build to be constructed and operational by the end 2021. As revenues from the build will be largely offset by construction costs, the Company does not expect a material impact on operating income or EBITDA1 from this delay.

In 2020, the Company, in partnership with the Navajo Tribal Utility Authority (NTUA), was awarded approximately $18.0 million under the CARES Act to construct 85 sites to expand broadband coverage on the Navajo Nation. Most of the sites were completed late in the fourth quarter and as a result did not impact operating expenses in 2020. However, the Company expects operating costs in 2021 to outpace revenue increases as customers are added to the network. The Company expects increased annual operating costs of $10.0 - $12.0 million in 2021 to service the CARES sites and the completed FirstNet sites coming on line. As the FirstNet sites are completed, the increase in operating costs should be partially mitigated by lower network capital spending.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

In addition to increased construction and network operating costs, the Company expects to incur higher costs to further fund the development of its private network business. In 2020, the Company spent approximately $6.0 million of net incremental operating expenses investing in its early-stage private network business and expects to increase annual net spending on this business to $12.0 million in 2021 as it seeks to bolster product development and bring in sales and marketing resources. The incremental network operating costs combined with the incremental private network business spend are expected to contribute to significantly lower EBITDA for this segment in 2021 as compared to 2020.

Also, in the fourth quarter, the Company participated in the Rural Digital Opportunity Fund auction and pending the FCC’s conclusion of the award process, expects to receive approximately $20.1 million over 10 years to provide broadband coverage to over 10,000 households.

Renewable Energy

Renewable Energy segment revenues are principally the result of the generation and sale of electric power generated by our commercial solar projects in India under the “Vibrant Energy” name. As previously announced, the Company entered into an agreement during the fourth quarter to sell 67% of the outstanding equity interests of the Vibrant Energy business for consideration of approximately $21.0 million at closing and the potential for up to $6.3 million of additional “earn out” consideration. The Company consummated the transaction in January 2021 and retained a 33% ownership interest in Vibrant Energy. As a result of the transaction, all of the net assets and net liabilities of Vibrant Energy were classified as current held-for-sale assets and liabilities at December 31, 2020, and the Company recorded a corresponding $21.5 million loss on this sale during the fourth quarter of 2020. The consummation of the transaction resulted in the discontinuation of the Company’s Renewable Energy Segment and as a result, the Company will report future results of its continued ownership interest in Vibrant Energy through the equity method of accounting.

In the fourth quarter of 2020 revenue was $1.2 million, consistent with the prior year. The current quarter’s operating loss and EBITDA1 of $22.6 million and $21.9 million, respectively, includes the loss on the sale of Vibrant Energy. Adjusted EBITDA2 for this segment was approximately $0.2 million in both the current and prior year’s quarter.

Balance Sheet and Cash Flow Highlights

Total cash, cash equivalents and restricted cash at December 31, 2020 was $105.0 million. Net cash provided by operating activities was $86.3 million for the full year ended December 31, 2020, compared with $87.9 million for the prior year. The slight decline in operating cash flow compared with the prior year is the result of an increase in current year working capital investments made as part of the FirstNet construction project partially offset by lower current year tax payments and improved current year operating income when adjusting for the non-cash impact of the recorded loss on the sale of Vibrant Energy. For the year ended December 31, 2020, the Company used net cash of $143.6 million for investing and financing activities compared to $118.2 million for the prior year. In the current year, the net use of cash was primarily from $75.3 million in capital expenditures of which $15.6 million was or is expected to be reimbursed, $28.9 million of repurchases of minority equity interests in our subsidiaries, $20.4 million in purchases of FCC spectrum, $13.8 million of principal repayments of term loans, $10.9 million of dividends to Company stockholders, $10.4 million in minority partner distributions and $8.3 million of Company share repurchases. These uses of investing and financing cash were partially offset by $16.3 million of government grants received and $12.0 million received for a tax refund from a renewable energy tax equity investment. As anticipated, a portion of our 2020 capital spending projects were delayed in 2020 due to the pandemic and are now expected to take place in 2021. Accordingly, management expects full year 2021 capital expenditures in International Telecom to be approximately $45.0 to $55.0 million. In the US Telecom segment, the Company expects capital expenditures to be approximately $40.0 to $50.0 million, including $25.0 to $30.0 million on towers and backhaul.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

Conference Call Information

ATN will host a conference call on Wednesday, February 24, 2021 at 9:30 a.m. Eastern Time (ET) to discuss its fourth quarter and full year results and business outlook. The call will be hosted by Michael Prior, Chairman and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 8883323. A replay of the call will be available at ir.atni.com beginning at approximately 1:00 p.m. (ET) on Wednesday, February 24, 2021.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, invests in and operates communications, energy and technology businesses in the United States and internationally, including the Caribbean region, with a particular focus on markets with a need for significant infrastructure investments and improvements. Our operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential and business customers, including a range of high-speed internet services, mobile wireless solutions, video services and local exchange services, and (ii) wholesale communications infrastructure services such as terrestrial and submarine fiber optic transport, communications tower facilities, managed mobile networks, and in-building wireless systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations, including the impact of the novel coronavirus pandemic on the economies of the markets we serve, our business and operations; expectations regarding future revenue, operating income, EBITDA and capital expenditures; the competitive environment in our key markets, demand for our services and industry trends; our expectations regarding construction progress under our FirstNet agreement and the effect such progress will have on our financial results; our expectations regarding the benefits and timing of our pending acquisition of Alaska Communications; our liquidity; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the general performance of our operations, including operating margins, revenues, capital expenditures, and the future growth and retention of our major customers and subscriber base; (2) our ability to maintain favorable roaming arrangements, receive roaming traffic and satisfy the needs and demands of our major wireless customers; (3) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address rapid and significant technological changes in the telecommunications industry; (4) government regulation of our businesses, which may impact our FCC and other telecommunications licenses; (5) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (6) economic, political and other risks and opportunities facing our operations, including those resulting from the pandemic; (7) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (8) our ability to successfully complete our pending acquisition of Alaska Communications and recognize the expected benefits of such acquisition; (9) our ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (10) the occurrence of weather events and natural catastrophes and our ability to secure the appropriate level of insurance coverage for these assets; (11) increased competition; (12) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (13) our continued access to capital and credit markets; and (14) the risk of currency fluctuation for those markets in which we operate. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 2, 2020, as amended by Amendment No. 1 to the Annual Report on Form 10-K filed with the SEC on April 29, 2020, and the other reports we file from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements, except as required by law.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, the Company has included EBITDA and Adjusted EBITDA in this release and in the tables included herein.

EBITDA is defined as operating income (loss) before depreciation and amortization expense. Adjusted EBITDA is defined as operating income (loss) before depreciation and amortization expense, transaction-related charges, impairment of goodwill and the gain (loss) on disposition of assets. The Company believes that the inclusion of these non-GAAP financial measures help investors gain a meaningful understanding of the Company's core operating results and enhances the usefulness of comparing such performance with prior periods. Management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release. While non-GAAP financial measures are an important tool for financial and operational decision-making and for evaluating the Company’s own operating results over different periods of time, the Company urges investors to review the reconciliation of these financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate its business.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31,	December 31,
	2020	2019
Assets:
Cash and cash equivalents	$103,925	$161,287
Restricted cash	1,072	1,071
Short-term investments	-	416
Assets held-for-sale	34,735	-
Other current assets	100,333	65,949

Total current assets	240,065	228,723

Property, plant and equipment, net	536,462	605,581
Operating lease right-of-use assets	63,235	68,763
Goodwill and other intangible assets, net	180,687	161,818
Other assets	63,262	65,841
Total assets	$1,083,711	$1,130,726

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$3,750	$3,750
Taxes payable	7,501	8,517
Current portion of lease liabilities	12,371	11,406
Liabilities held-for-sale	717	-
Other current liabilities	123,589	95,996

Total current liabilities	147,928	119,669

Long-term debt, net of current portion	$69,073	$82,676
Deferred income taxes	10,675	8,680
Lease liabilities	51,082	56,164
Other long-term liabilities	50,617	57,454

Total liabilities	329,375	324,643

Total ATN International, Inc.’s stockholders’ equity	645,649	676,122
Non-controlling interests	108,687	129,961
Total equity	754,336	806,083

Total liabilities and stockholders’ equity	$1,083,711	$1,130,726

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:
Communications services	$110,644	$109,636	$433,509	$428,108
Other	13,057	2,450	21,935	10,614
Total revenue	123,701	112,086	455,444	438,722

Operating expenses:
Termination and access fees	28,201	29,503	111,763	112,943
Construction costs	10,226	-	10,616	-
Engineering and operations	19,366	19,415	73,350	77,649
Sales, marketing and customer service	9,337	9,682	37,557	38,730
General and administrative	26,043	25,018	101,454	100,534
Transaction-related charges	1,494	155	1,641	244
Depreciation and amortization	22,222	24,255	88,311	89,125
(Gain) loss on disposition of assets and assets held-for-sale	21,512	2,518	21,572	2,841
Impairment of goodwill	-	3,279	-	3,279
Total operating expenses	138,401	113,825	446,264	425,345

Operating income (loss)	(14,700)	(1,739)	9,180	13,377

Other income (expense):
Interest expense, net	(1,262)	(764)	(4,926)	(2,747)
Other income (expense)	181	(1,803)	(4,161)	(4,558)
Other income (expense), net	(1,081)	(2,567)	(9,087)	(7,305)

Income (loss) before income taxes	(15,781)	(4,306)	93	6,072
Income tax (benefit) expense	1,858	1,331	801	4,105

Net Income (loss)	(17,639)	(5,637)	(708)	1,967

Net income attributable to non-controlling interests, net	(2,876)	(4,116)	(13,414)	(12,773)

Net income (loss) attributable to ATN International, Inc. stockholders	$(20,515)	$(9,753)	$(14,122)	$(10,806)

Net income (loss) per weighted average share attributable to ATN International, Inc. stockholders:

Basic Net Income (Loss)	$(1.29)	$(0.61)	$(0.89)	$(0.68)

Diluted Net Income (Loss)	$(1.29)	$(0.61)	$(0.89)	$(0.68)

Weighted average common shares outstanding:
Basic	15,898	16,000	15,923	15,983
Diluted	15,898	16,000	15,923	15,983

Note:  The Company has restructured its presentation of revenues - see Table 4

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Year Ended December 31,
	2020	2019
Net income	$(708)	$1,967
Depreciation and amortization	88,311	89,125
Provision for doubtful accounts	5,010	5,816
Amortization of debt discount and debt issuance costs	530	542
(Gain) Loss on disposition of assets and assets held-for-sale	21,572	2,841
Stock-based compensation	5,912	6,384
Deferred income taxes	(7,317)	(2,192)
Loss on investments	3,427	4,724
Impairment of goodwill	-	3,279
Unrealized loss on foreign currency	357	362
Change in prepaid and accrued income taxes	3,017	(14,472)
Change in other operating assets and liabilities	(33,827)	(10,431)
Other non-cash activity	-	(42)

Net cash provided by operating activities	86,284	87,903

Capital expenditures	(75,323)	(72,725)
Purchases of intangible assets, including deposits	(20,396)	-
Purchases of strategic investments	(2,768)	(25,362)
Proceeds from strategic investments	11,969	-
Receipt of government grants	16,316	3,140
Sale of business, net of transferred cash of $0 and $0 million, respectively	-	6,572
Purchase of short-term investments	(116)	(8,028)
Proceeds from sale of short-term investments	120	8,141

Net cash used in investing activities	(70,198)	(88,262)

Dividends paid on common stock	(10,891)	(10,880)
Distributions to non-controlling interests	(10,368)	(7,161)
Principal repayments of term loan	(13,751)	(4,700)
Payment of debt issuance costs	(1,096)	(1,340)
Purchases of common stock - stock-based compensation	(1,733)	(1,649)
Purchases of common stock - share repurchase plan	(6,589)	(162)
Repurchases of non-controlling interests	(28,939)	(4,504)
Investments made by minority shareholders	-	488

Net cash used in financing activities	(73,367)	(29,908)

Effect of foreign currency exchange rates on total cash, cash equivalents and restricted cash	(80)	(282)

Net change in total cash, cash equivalents and restricted cash	(57,361)	(30,549)

Total cash, cash equivalents and restricted cash, beginning of period	162,358	192,907

Total cash, cash equivalents and restricted cash, end of period	$104,997	$162,358

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

Table 4

ATN International, Inc.
Selected Segment Financial Information
(In Thousands)

For the three months ended December 31, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue**
Mobility	$22,532	$2,424	$-	$-	$24,956
Fixed	57,955	7,088	-	-	65,043
Carrier services	1,728	18,669	-	-	20,397
Other	248	-	-	-	248
Total communications services	$82,463	$28,181	$-	$-	$110,644

Renewable Energy	$-	$-	$1,182	$-	$1,182
Managed Services	1,356	-	-	-	1,356
Construction	-	10,519	-	-	10,519
Total Other	$1,356	$10,519	$1,182	$-	$13,057

Total Revenue	$83,819	$38,700	$1,182	$-	$123,701

Operating Income (Loss)	$13,946	$1,242	$(22,574)	$(7,314)	$(14,700)
Stock-based compensation	29	15	66	1,194	1,304
Non-controlling interest ( net income or (loss) )	$(8)	$(1,171)	$24	$(1,721)	$(2,876)

Non GAAP measures:
EBITDA (1)	$28,112	$7,236	$(21,948)	$(5,878)	$7,522
Adjusted EBITDA (2)	$28,100	$7,211	$235	$(5,018)	$30,528

Balance Sheet Data (at December 31, 2020):
Cash, cash equivalents and investments	$45,848	$26,921	$4,311	$26,845	$103,925
Total current assets	107,315	65,806	39,057	27,887	240,065
Fixed assets, net	449,888	73,717	-	12,857	536,462
Total assets	642,834	265,797	39,045	136,035	1,083,711
Total current liabilities	80,875	43,200	1,038	22,815	147,928
Total debt	72,823	-	-	-	72,823

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

**  The Company restructured its presentation of revenue to better align financial reporting with industry competitors, and the view of investors and company management.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

ATN International, Inc.
Selected Segment Financial Information
(In Thousands)

For the three months ended December 31, 2019 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue**
Mobility	$21,794	$2,437	$-	$-	$24,231
Fixed	57,609	4,326	-	-	61,935
Carrier services	2,100	21,086	-	-	23,186
Other	284	-	-	-	284
Total communications services	$81,787	$27,849	$-	$-	$109,636

Renewable Energy	$-	$-	$1,158	$-	$1,158
Managed Services	1,292	-	-	-	1,292
Total Other	$1,292	$-	$1,158	$-	$2,450

Total Revenue	$83,079	$27,849	$1,158	$-	$112,086

Operating Income (Loss)	$11,119	$2,137	$(6,492)	$(8,503)	$(1,739)
Stock-based compensation	100	-	87	1,316	1,503
Non-controlling interest ( net income or (loss) )	$(2,924)	$(1,186)	$(6)	$-	$(4,116)

Non GAAP measures:
EBITDA (1)	$26,403	$8,336	$(5,456)	$(6,767)	$22,516
Adjusted EBITDA (2)	$26,598	$8,349	$146	$(6,625)	$28,468

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

**  The Company restructured its presentation of revenue to better align financial reporting with industry competitors, and the view of investors and company management.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

ATN International, Inc.
Selected Segment Financial Information
(In Thousands)
For the year ended December 31, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue**
Mobility	$83,136	$9,626	$-	$-	$92,762
Fixed	230,375	22,269	-	-	252,644
Carrier services	7,120	79,448	-	-	86,568
Other	1,535	-	-	-	1,535
Total communications services	$322,166	$111,343	$-	$-	$433,509
Renewable Energy	$-	$-	$4,555	$-	$4,555
Managed Services	6,467	-	-	-	6,467
Construction	-	10,913	-	-	10,913
Total Other	$6,467	$10,913	$4,555	$-	$21,935

Total Revenue	$328,633	$122,256	$4,555	$-	$455,444

Operating Income (Loss)	$58,064	$7,388	$(23,749)	$(32,523)	$9,180
Stock-based compensation	49	15	262	5,585	5,911
Non-controlling interest ( net income or (loss) )	$(9,499)	$(4,051)	$136	$-	$(13,414)

Non GAAP measures:
EBITDA (1)	$114,348	$30,713	$(21,533)	$(26,037)	$97,491
Adjusted EBITDA (2)	$114,350	$30,689	$779	$(25,114)	$120,704

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

**  The Company restructured its presentation of revenue to better align financial reporting with industry competitors, and the view of investors and company management.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

  ATN International, Inc.

  Selected Segment Financial Information

  (In Thousands)

  For the year ended December 31, 2019 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue**
Mobility	$84,560	$10,532	$-	$-	$95,092
Fixed	224,534	14,211	-	-	238,745
Carrier services	9,070	83,906	-	-	92,976
Other	1,295	-	-	-	1,295
Total communications services	$319,459	$108,649	$-	$-	$428,108

Renewable Energy	$-	$-	$5,534	$-	$5,534
Managed Services	5,080	-	-	-	5,080
Total Other	$5,080	$-	$5,534	$-	$10,614

Total Revenue	$324,539	$108,649	$5,534	$-	$438,722

Operating Income (Loss)	$46,921	$8,064	$(7,243)	$(34,365)	$13,377
Stock-based compensation	405	-	87	5,892	6,384
Non-controlling interest ( net income or (loss) )	$(9,734)	$(3,050)	$11	$-	$(12,773)

Non GAAP measures:
EBITDA (1)	$102,914	$31,183	$(3,938)	$(27,657)	$102,502
Adjusted EBITDA (2)	$103,095	$31,359	$1,838	$(27,426)	$108,866

*	Corporate and Other refer to corporate overhead expenses and consolidating adjustments

**	The Company restructured its presentation of revenue to better align financial reporting with industry competitors, and the view of investors and company management.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

at December 31, 2019

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Balance Sheet Data (at December 31, 2019):
Cash, cash equivalents and investments	$43,125	$38,240	$25,054	$55,284	$161,703
Total current assets	91,497	54,207	27,534	55,485	228,724
Fixed assets, net	466,523	69,184	48,421	21,453	605,582
Total assets	647,228	222,356	76,723	184,419	1,130,726
Total current liabilities	77,644	24,905	2,745	14,375	119,670
Total debt	86,426	-	-	-	86,426

(1)	See Table 5 for reconciliation of Operating Income to EBITDA
(2)	See Table 5 for reconciliation of Operating Income to Adjusted EBITDA
*	Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

at December 31, 2020

	Quarter ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2019	2020	2020	2020	2020
International Telecom Operational Data:
Mobile - Subscribers *	284,100	282,100	276,400	289,100	303,700
Fixed - Data Subscribers *	127,500	131,300	135,500	137,500	140,800
Fixed - Video Subscribers *	38,400	38,100	36,400	35,800	35,800
Fixed - Voice	164,800	166,700	167,100	167,900	168,700

* Counts were adjusted for all periods presented based upon a change in methodology and process

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

Table 5
ATN International, Inc.
Reconciliation of Non-GAAP Measures
(In Thousands)

For the three months ended December 31, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$13,946	$1,242	$(22,574)	$(7,314)	$(14,700)
Depreciation and amortization expense	14,166	5,994	626	1,436	22,222
EBITDA	$28,112	$7,236	$(21,948)	$(5,878)	7,522

Transaction-related charges	-	-	634	860	1,494
(Gain) Loss on disposition of assets	(12)	(25)	21,549	-	21,512
ADJUSTED EBITDA	$28,100	$7,211	$235	$(5,018)	30,528

Revenue	83,819	38,700	1,182	-	123,701
ADJUSTED EBITDA MARGIN	33.5%	18.6%	19.9%	NA	24.7%

For the three months ended December 31, 2019 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$11,119	$2,137	$(6,492)	$(8,503)	$(1,739)
Depreciation and amortization expense	15,284	6,199	1,036	1,736	24,255
EBITDA	$26,403	$8,336	$(5,456)	$(6,767)	22,516

Transaction-related charges	-	-	13	142	155
Impairment of goodwill	-	-	3,279	-	3,279
(Gain) Loss on disposition of assets	195	13	2,310	-	2,518
ADJUSTED EBITDA	$26,598	$8,349	$146	$(6,625)	28,468

Revenue	83,079	27,849	1,158	-	112,086
ADJUSTED EBITDA MARGIN	32.0%	30.0%	12.6%	NA	25.4%

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

ATN International, Inc.
Reconciliation of Non-GAAP Measures
(In Thousands)

For the year ended December 31, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$58,064	$7,388	$(23,749)	$(32,523)	$9,180
Depreciation and amortization expense	56,284	23,325	2,216	6,486	88,311
EBITDA	$114,348	$30,713	$(21,533)	$(26,037)	97,491

Transaction-related charges	-	-	718	923	1,641
(Gain) Loss on disposition of assets	2	(24)	21,594	-	21,572
ADJUSTED EBITDA	$114,350	$30,689	$779	$(25,114)	120,704

Revenue	328,633	122,256	4,555	-	455,444
ADJUSTED EBITDA MARGIN	34.8%	25.1%	17.1%	NA	26.5%

For the year ended December 31, 2019 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$46,921	$8,064	$(7,243)	$(34,365)	$13,377
Depreciation and amortization expense	55,993	23,119	3,305	6,708	89,125
EBITDA	$102,914	$31,183	$(3,938)	$(27,657)	102,502

Transaction-related charges	-	-	13	231	244
Impairment of goodwill	-	-	3,279	-	3,279
(Gain) Loss on disposition of assets	181	176	2,484	-	2,841
ADJUSTED EBITDA	$103,095	$31,359	$1,838	$(27,426)	108,866

Revenue	324,539	108,649	5,534	-	438,722
ADJUSTED EBITDA MARGIN	31.8%	28.9%	33.2%	NA	24.8%

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.